Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 22, 2013, relating to the consolidated financial statements and financial statement schedule of Church & Dwight Co., Inc. and subsidiaries, and the effectiveness of Church & Dwight Co., Inc. and subsidiaries internal control over financial reporting, appearing in the Annual Report on Form 10-K of Church & Dwight Co., Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Parsippany, NJ

June 17, 2013